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                      EL CHICO RESTAURANTS, INC.


                          LOAN AGREEMENT


                   Dated as of September 21, 1993


                $9,000,000 Revolving Line of Credit

                $1,000,000 Letter of Credit Facility


               TEXAS COMMERCE BANK, NATIONAL ASSOCIATION



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
                     TABLE OF CONTENTS


                                                               Page

  ARTICLE I - Definitions. . . . . . . . . . . . . . . . . . .   1
       Section 1.1.    Definitions . . . . . . . . . . . . . .   1
       Section 1.2.    Other Definitional Provisions.. .   . .   9

  ARTICLE II - Revolving Credit Loan . . . . . . . . . . . . .   9
       Section 2.1.    Commitment. . . . . . . . . . . . . . .   9
       Section 2.2.    Revolving Credit Note . . . . . . . . .   9
       Section 2.3.    Repayment of Revolving Credit Loan . 10
       Section 2.4.    Interest. . . . . . . . . . . . . . . .  10
       Section 2.5.    Borrowing Procedure . . . . . . . .. .   10
       Section 2.6.    Use of Proceeds . . . . . . . .. .  . .  10
       Section 2.7.    Commitment Fee. . . . . . .. .  . . . .  10
       Section 2.8.    Reduction or Termination of Applicable
                       Committed Sum. . . .. . . . . . . . . .  11
       Section 2.9.    Facility Fee. . . . . . . . . . . . . .  11

  ARTICLE III - Term Loan. . . . . . . . . . . . . . . . . . . 11
       Section 3.1.    Commitment. . . . . . . . . . . . . . . 11
       Section 3.2.    Term Note . . . . . . . . . . . . . . . 11
       Section 3.3.    Repayment of Term Loan. . . . . . . . . 11
       Section 3.4.    Interest. . . . . . . . . . . . . . . . 12
       Section 3.5.    Borrowing Procedure . . . . . . . . . . 12
       Section 3.6.    Use of Proceeds . . . ..  . . . . . . . 12

  ARTICLE IV - Letters of Credit . . . . . . . . . . . . . . . 12
       Section 4.1.    Letters of Credit . . . .. .  . . . . . 12
       Section 4.2.    Procedure for Issuing Letters of Credit.13
       Section 4.3.    Payments. . . . . . . . . . . . . . . . 13
       Section 4.4.    Letter of Credit Fee. . . . . . . . . . 13
       Section 4.5.    Letter of Credit Documents. . . . . . . 13

  ARTICLE V - Payments . . . . . . . . . . . . . . . . . . . . 13
       Section 5.1.    Method of Payment . . . . . . . . . . . 13
       Section 5.2.    Prepayment. . . . . . . . . . . . . . . 14

  ARTICLE VI - Interest Provisions; Capital Adequacy .. .  . . 14
       Section 6.1.    Computation of Interest . . . . . . . . 14
       Section 6.2.    Conversions and Continuations . . . . . 14
       Section 6.3.    Limitation on Eurodollar Advances . . . 14
       Section 6.4.    Capital Adequacy. . . . . ... .   . . . 15


  ARTICLE VII - Conditions Precedent . . . . . . . . . . . . . 16
       Section 7.1.    Initial Extension of Credit . . . . . . 16
       Section 7.2.    All Extensions of Credit. . . . . . . . 18
       Section 7.3.    Term Loan . . . . . . . . . . . . . . . 18

  ARTICLE VIII - Representations and Warranties. .. . .  . . . 19
       Section 8.1.    Corporate Existence . . . . .. . .  . . 19
       Section 8.2.    Financial Statements. . . . . . . . . . 20
       Section 8.3.    Corporate Action; No Breach . . . . . . 20
       Section 8.4.    Operation of Business . . . . . . . . . 20
       Section 8.5.    Litigation and Judgments. . . . . . . . 20
       Section 8.6.    Rights in Properties; Liens . . . . ..  21
       Section 8.7.    Enforceability. . . . . . . . . . . . . 21
       Section 8.8.    Approvals . . . . . . . . . . . . . . . 21
       Section 8.9.    Debt. . . . . . . . . . . . . . . . . . 21
       Section 8.10.   Taxes . . . . . . . . . . . . . . . . . 21
       Section 8.11.   Use of Proceeds; Margin Securities . .  21
       Section 8.12.   ERISA . . . . . . . . . . . . . . . . . 21
       Section 8.13.   Disclosure. . . . . . . . . . . . . . . 22
       Section 8.14.   Subsidiaries. . . . . . . . . . . . . . 22
       Section 8.15.   Compliance with Laws; Environmental
                       Liabilities. . . . . .. .  .. . . . . . 22

  ARTICLE IX - Positive Covenants. . . . . . . . . . . ..  . . 22
       Section 9.1.    Reporting Requirements. . . . . ..  . . 22
       Section 9.2.    Maintenance of Existence; Conduct of Business 24
       Section 9.3.    Maintenance of Properties . . . . . . . 24
       Section 9.4.    Taxes and Claims. . . . . . . . . . . . 24
       Section 9.5.    Insurance . . . . . . . . . . . . . . . 24
       Section 9.6.    Inspection Rights . . . . . . . . . . . 25
       Section 9.7.    Keeping Books and Records . . . . . . . 25
       Section 9.8.    Compliance with Laws and Agreements 25
       Section 9.9.    Further Assurances. . . . . . . . . . . 25
       Section 9.10.   ERISA . . . . . . . . . . . . . . . . . 26

  ARTICLE X - Negative Covenants . . . ... .   . . . . . . . . 26
       Section 10.1.   Debt. . . . . . . ..  . . . . . . . . . 26
       Section 10.2.   Limitation on Liens ..  . . . . . . . . 26
       Section 10.3.   Mergers, Etc. . . . . ..  . . . . . . . 27
       Section 10.4.   Restricted Payments . . ..  . . . . . . 28
       Section 10.5.   Loans and Investments . . .. . .  . . . 28
       Section 10.6.   Transactions With Affiliates..  . . . . 28
       Section 10.7.   Disposition of Assets . . . . ... .   . 28
       Section 10.8.   Nature of Business. . . . . . . . . . . 28
       Section 10.9.   Environmental Protection. . . . . . . . 28
       Section 10.10.  Accounting. . . . . . . . . . . . . . . 29

  ARTICLE XI - Financial Covenants . . . . . . . . . . . . . . 29
       Section 11.1.   Current Ratio . . . . . . . . . . . . . 29
       Section 11.2.   Coverage Ratio. . . . . . . . . . . . . 29

  ARTICLE XII - Default. . . . . . . . . . . . . . . . . . . . 29
       Section 12.1.   Events of Default . . . . . . . . . . . 29
       Section 12.2.   Changes in Management . . . . . . . . . 31
       Section 12.3.   Remedies Upon Default . . . . . . . . . 31
       Section 12.4.   Setoff. . . . . . . . . . . . . . . . . 32
       Section 12.5.   Performance by the Lender . . . . . . . 32

  ARTICLE XIII - Miscellaneous . . . . . ..  . . . . . . . . . 32
       Section 13.1.   Expenses. . . . . . ..  . . . . . . . . 32
       Section 13.2.   Indemnification . . . ..  . . . . . . . 33
       Section 13.3.   Limitation of Liability ..  . . . . . . 33
       Section 13.4.   No Waiver; Cumulative Remedies..  . . . 33
       Section 13.5.   Successors and Assigns. . . . . ..  . . 33
       Section 13.6.   Survival. . . . . . . . . . . . . . . . 33
       Section 13.7.   ENTIRE AGREEMENT; AMENDMENT . . . . . . 34
       Section 13.8.   Maximum Interest Rate . . . . . . . . . 34
       Section 13.9.   Notices . . . . . . . . . . . . . . . . 34
       Section 13.10.  Governing Law; Venue; Service of Process 35
       Section 13.11.  Counterparts. . . . . . . ..  . . . . . 35
       Section 13.12.  Severability. . . . . .. .  . . ..  . . 35
       Section 13.13.  Headings. . . . . . . . .. .  . . ..  . 35
       Section 13.14.  Non-Application of Chapter 15 of Texas
                       Credit Code. . . . . . . . . ... .  . . 35
       Section 13.15.  Participations. . . . . ..  . . . . . . 35
       Section 13.16.  Construction. . . . . . . ..  . . . . . 35

                               LOAN AGREEMENT


       THIS LOAN AGREEMENT, dated as of September 21, 1993, is between EL CHICO RESTAURANTS, INC., a Texas corporation (the "Borrower"), and TEXAS COMMERCE BANK, NATIONAL ASSOCIATION, a national banking association (the "Lender").

                            R E C I T A L S:

       The Borrower has requested the Lender to extend credit to the Borrower in the form of (i) revolving credit advances, to be converted into a term loan as herein provided, and (ii) letters of credit. The Lender is willing to make such extensions of credit to the Borrower upon the terms and conditions hereinafter set forth.

       NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                         ARTICLE I

                        Definitions

       Section 1. Definitions. As used in this Agreement, the following terms have the following meanings:

             "Additional Costs" has the meaning specified in Section 6.3.

             "Adjusted CMLTD" means the greater of (a) current maturities of long-term Debt determined in accordance with GAAP or (b) ten percent (10%) of the outstanding Advances.

             "Advance" means an advance of funds by the Lender to the Borrower pursuant to Article II or Article III.

             "Advance Request Form" means a certificate, in substantially the form of Exhibit "C-1" hereto for the Revolving Credit Loan and Exhibit "C-2" hereto for the Term Loan, properly completed and signed by the Borrower requesting an Advance.

             "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries.

             "Applicable Committed Sum" means: (a) from and including the date hereof to and including September 8, 1994, Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), and (b) thereafter, Nine Million and No/100 Dollars ($9,000,000.00), as such amounts may be reduced pursuant to Section 2.8.

             "Applicable Rate" means: (a) during the period that an Advance is a Prime Rate Advance, the Prime Rate plus the Prime Rate Margin; and (b) during the period that an Advance is a Eurodollar Advance, the Eurodollar Rate plus the Eurodollar Rate Margin.

             "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

             "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

             "Commitment" means the obligation of the Lender to (a) make Advances pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding the Applicable Committed Sum, and (b) issue Letters of Credit pursuant to
          Section 4.1 in an aggregate face amount at any time outstanding up to but not exceeding One Million and No/100 Dollars ($1,000,000.00), as such obligation may be reduced or terminated pursuant to Section 12.2 or otherwise.

             "Consolidated Current Assets" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and the Subsidiaries.

             "Consolidated Current Liabilities" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and the Subsidiaries, except current maturities of long-term Debt.

             "Conversion Date" has the meaning specified in Section 3.1.

             "Coverage Ratio" means the ratio of (a) the sum of (i) consolidated net income of Borrower and the Subsidiaries determined in accordance with GAAP, plus (ii) depreciation, amortization and interest expense of Borrower and the Subsidiaries on a consolidated basis, plus (iii) provision for taxes of Borrower and the Subsidiaries on a consolidated basis, less taxes actually paid, plus (iv) operating lease expense of Borrower and the Subsidiaries on a consolidated basis, to (b) the sum of (i) interest expense of Borrower and the Subsidiaries on a consolidated basis, plus (ii) Adjusted CMLTD, plus (iii) operating lease expense of Borrower and the Subsidiaries on a consolidated basis.

             "Current Ratio" means the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

             "Debt" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all Debt or other obligations of others Guaranteed by such Person, (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, and (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

             "Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

             "Default Rate" means the Maximum Rate or, if no Maximum Rate exists, the sum of the Prime Rate in effect from day to day plus six percent (6%).

             "Dollars" and "$" mean lawful money of the United States of America.

             "Environmental Laws" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment.

             "Environmental Liabilities" means all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs, expenses, fines, penalties, sanctions, and interest arising from environmental, health or safety conditions or the release or threatened release of a Hazardous Material into the environment, resulting from the past, present, or future operations of Borrower or any Subsidiary.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

             "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

             "Eurodollar Advances" means Advances that bear interest at rates determined on the basis of the rates referred to in the definition of "Eurodollar Rate" in this Section 1.1.

             "Eurodollar Rate" means, for any Eurodollar Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Lender to be equal to LIBOR for such Eurodollar Advance for such Interest Period.

             "Eurodollar Rate Margin" means: (a) three-quarters of one percent (.75%) at all times when the Coverage Ratio is greater than
          1.8 to 1.0, and (b) one and three-quarters of one percent (1.75%) at all times when the coverage ratio is less than or equal to 1.8 to 1.0.

             "Event of Default" has the meaning specified in Section 12.1.

             "Funded Debt" means as to any Person at any time: (a) all obligations of such Person for borrowed money, and (b) all Capital Lease Obligations of such Person.

             "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

             "General Partner" has the meaning specified in Section 10.3.

             "Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

             "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

             "Guarantors" means, collectively, the Subsidiaries specified on Schedule 6 and any and all other Subsidiaries which hereafter execute a Guaranty in favor of the Lender.

             "Guaranties" means, collectively, the guaranties of each of the Guarantors, each in substantially the form of Exhibit "H" hereto, as the same may be amended, supplemented or modified from time to time.

             "Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

             "IBOR" means, for any Eurodollar Advance for any Interest Period therefor, the interest rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by Lender at or before 11:00 a.m. Dallas, Texas time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period, to be the annual rate of interest at which Dollar deposits are offered to Lender by prime banks in whatever Eurodollar interbank market may be selected by Lender in its sole discretion, acting in good faith, at the time of determination in accordance with the then existing practice in such market for delivery on the first day of such Interest Period, in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Advance to which such Interest Period relates.

             "Interest Period" means, with respect to any Eurodollar
          Advance, each period commencing on the date such Advance is made or converted from a Prime Rate Advance or, in the case of each subsequent, successive Interest Period applicable to a Eurodollar Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as Borrower may select as provided in Section 2.5 or Section 6.2 hereof, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period for Advances under the Revolving Credit Loan which would otherwise extend beyond the Revolver Termination Date shall end on the Revolver Termination Date; (c) any Interest Period for Advances under the Term Loan which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (d) no Interest Period for any Eurodollar Advance shall have a duration of less than one month and, if the Interest Period for any Eurodollar Advance would otherwise be a shorter period, such Advance shall not be available hereunder.

             "L/C Application" has the meaning specified in Section 4.1.

             "L/C Documents" has the meaning specified in Section 4.1.

             "Letter of Credit" means any letter of credit issued by the Lender for the account of the Borrower, including without limitation any and all letters of credit issued pursuant to
          Article IV.

             "Letter of Credit Request Form" means a certificate, in substantially the form of Exhibit "D" hereto, properly completed and signed by the Borrower requesting issuance of a Letter of Credit.

             "LIBOR" means, for any Eurodollar Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) quoted by Lender at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period for the offering by Lender to leading banks in the London interbank market of Dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Advance to which such Interest Period relates. If in the good faith judgment of Lender, LIBOR cannot be established or quoted at any time, or otherwise at Lender's election, IBOR may be substituted for LIBOR.

             "Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

             "Limited Partner" has the meaning specified in Section 10.3.

             "Limited Partnership" has the meaning specified in
          Section 10.3.

             "Loan Documents" means this Agreement, the L/C Documents and all promissory notes, letters of credit, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

             "Maturity Date" means 11:00 a.m., Dallas, Texas time on December 31, 1998, or such earlier date on which the Obligations shall become due as provided in this Agreement.

             "Maximum Rate" means, at any time, the maximum rate of interest under applicable law that the Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the indicated rate ceiling described in, and computed in accordance with, Article 5069-1.04, Vernon's Texas Civil Statutes.

             "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

             "Notes" means the Revolving Credit Note and the Term Note and all extensions, renewals, and modifications thereof.

             "Notice of Rate Adjustment" has the meaning specified in
          Section 6.3.

             "Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all of the Borrower's contingent reimbursement obligations in respect of Letters of Credit), and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

             "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

             "Person" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

             "Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

             "Prime Rate" means the Prime Rate as announced from time to time by Lender and thereafter entered in the minutes of Lender's Loan and Discount Committee, automatically fluctuating upward or downward with each announcement without notice to Borrower or any other Person. Borrower understands that the Prime Rate may not be Lender's best or lowest rate or a favored rate, and any statement, representation or warranty to that effect is expressly disclaimed by Lender.

             "Prime Rate Advances" means Advances that bear interest at rates based upon the Prime Rate.

             "Prime Rate Margin" means: (a) zero percent (0%) at all times when the Coverage Ratio is greater than 1.8 to 1.0, and (b) one-half of one percent (.50%) at all times when the Coverage Ratio is less than or equal to 1.8 to 1.0.

             "Principal Office" means the principal office of the Lender, presently located at 2200 Ross Avenue, Post Office Box 660197, Dallas, Texas 75266-0197.

             "Prohibited Transaction" means any transaction set forth in
          Section 406 of ERISA or Section 4975 of the Code.

             "Quarterly Payment Date" means the last day of each March, June, September, and December of each year, the first of which shall be the first such day after the date of this Agreement.

             "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

             "Regulatory Change" means, with respect to the Lender, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including the Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

             "Reportable Event" means any of the events set forth in
          Section 4043 of ERISA.

             "Revolver Termination Date" means 11:00 a.m. Dallas, Texas time on December 31, 1996, or such earlier date on which the Commitment of the Lender to make Advances under the Revolving Credit Loan terminates as provided in this Agreement.

             "Revolving Credit Loan" has the meaning specified in
          Section 2.1.

             "Revolving Credit Note" means the promissory note payable to the order of the Lender, in substantially the form of Exhibit "A" hereto, and all extensions, renewals, and modifications thereof.

             "Subsidiary" means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries, and (b) the Limited Partnership from and after its formation.

             "Term Loan" has the meaning specified in Section 3.1.

             "Term Note" means the promissory note of the Borrower, payable to the order of the Lender, in substantially the form of Exhibit "B" hereto, and all extensions, renewals, and modifications thereof.

             "UCC" means the Uniform Commercial Code as in effect in the State of Texas.

       Section 2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

                         ARTICLE II

                   Revolving Credit Loan

       Section 1. Commitment. Subject to the terms and conditions of this Agreement, the Lender agrees to make Advances (the "Revolving Credit Loan") to the Borrower from time to time from the date hereof to and including the Revolver Termination Date, provided that the aggregate amount of all Advances at any time and from time to time outstanding shall not exceed the Applicable Committed Sum. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder.

       Section 2. Revolving Credit Note. The obligation of the Borrower to repay the Revolving Credit Loan shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender, in the principal amount of Nine Million and No/100 Dollars ($9,000,000.00), and dated the date hereof.

       Section 3. Repayment of Revolving Credit Loan. The Borrower shall repay the outstanding principal amount of the Revolving Credit Loan on the Revolver Termination Date unless such outstanding principal amount is converted into the Term Loan pursuant to Article III.

       Section 4. Interest. The Revolving Credit Loan shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Rate.
   If at any time the Applicable Rate shall exceed the Maximum Rate, thereby causing the interest accruing on the Revolving Credit Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Revolving Credit Loan below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Credit Loan equals the aggregate amount of interest which would have accrued on the Revolving Credit Loan if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Revolving Credit Loan shall be due and payable as provided in the Revolving Credit Note.

       Section 5. Borrowing Procedure. The Borrower shall give the Lender notice of each Advance under the Revolving Credit Loan, by means of an Advance Request Form containing the information required therein, at least one (1) Business Day before the requested date of each Prime Rate Advance and at least two (2) Business Days before the requested date of each Eurodollar Advance. The Lender at its option may from time to time accept telephonic requests for Advances, provided that such acceptance shall not constitute a waiver of the Lender's right to require delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender. Subject to the terms and conditions of this Agreement, each Advance under the Revolving Credit Loan shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Lender at the Principal Office designated by the Borrower. All notices under this Section shall be irrevocable and shall be given not later than 11:00 a.m. Dallas, Texas, time on the day which is not less than the number of Business Days specified above for such notice.

       Section 6. Use of Proceeds. The proceeds of the Advances shall be used by the Borrower primarily (a) for capital expenditures related to the construction of new restaurant units, remodeling of existing units, and purchase of Borrower's current corporate headquarters facility, (b) to pay in full the outstanding principal balance of and accrued but unpaid interest on that certain promissory note dated September 24, 1991, executed by Borrower and payable to the order of Bank One, Texas, National Association in the original principal amount of $1,275,000, having an outstanding principal balance of $1,051,875 as of the date hereof, and (c) to purchase properties which are currently leased by Borrower under leases existing on the date hereof.

       Section 7. Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee on the daily average unused amount of the Applicable Committed Sum for the period from and including the date of this Agreement to and including the earlier of the Revolver Termination Date or the Conversion Date, at the rate of one-quarter of one percent (.25%) per annum based on a 360 day year and the actual number of days elapsed. Accrued commitment fee shall be payable in arrears on each Quarterly Payment Date and on the earlier of the Revolver Termination Date or the Conversion Date.

       Section 8. Reduction or Termination of Applicable Committed Sum. The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the Applicable Committed Sum upon at least three
   (3) Business Days prior notice (which notice shall be irrevocable) to the Lender specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction, provided that each partial reduction shall be in the amount of $100,000 or an integral multiple thereof and the Borrower shall simultaneously prepay the amount by which the unpaid principal amount of the Advances exceeds the Applicable Committed Sum (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Applicable Committed Sum may not be reinstated after it has been terminated or reduced.

       Section 9. Facility Fee. The Borrower agrees to pay to the Lender a facility fee in an amount equal to $10,000.00, which fee shall be due and payable in full concurrently with the execution of this Agreement.

                        ARTICLE III

                         Term Loan

       Section 1. Commitment. Subject to the terms and conditions of this Agreement, upon Borrower's request in accordance with Section 3.5, the Revolving Credit Loan shall be converted into a term loan (the "Term Loan") to be made in a single Advance on the date specified by the Borrower (the "Conversion Date"), which date shall be on or before the Revolver Termination Date. The Term Loan shall be in such amount as may be requested by the Borrower, provided that the amount of the Term Loan shall not exceed the Applicable Committed Sum.

       Section 2. Term Note. The obligation of the Borrower to repay the Term Loan shall be evidenced by the Term Note executed by the Borrower, payable to the order of the Lender, in the principal amount of the Term Loan, duly completed with all blanks appropriately filled in, and dated the Conversion Date.

       Section 3. Repayment of Term Loan. The Borrower shall repay the unpaid principal amount of the Term Loan in equal consecutive installments of principal, payable on each Quarterly Payment Date occurring after the Conversion Date and on the Maturity Date. The amount of such quarterly principal installments shall be determined by dividing
   (a) the initial outstanding principal balance of the Term Loan by (b) the number of Quarterly Payment Dates which would occur during an amortization period selected by Borrower, but not to exceed ten (10) years. Such amortization period selected by Borrower shall be solely for the purpose of determining the amount of the quarterly installments of principal under the Term Loan and shall not affect the maturity date of the Term Loan, which shall be the Maturity Date.

       Section 4. Interest. The unpaid principal amount of the Term Loan shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Rate. If at any time the Applicable Rate shall exceed the Maximum Rate, thereby causing the interest accruing on the Term Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Term Loan below the Maximum Rate until the aggregate amount of interest accrued on the Term Loan equals the aggregate amount of interest which would have accrued on the Term Loan if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Term Loan shall be due and payable as provided in the Term Note.

       Section 5. Borrowing Procedure. The Borrower shall give the Lender at least two (2) Business Days prior notice of the Term Loan by means of an Advance Request Form containing the information required therein and specifying the amount of the Term Loan that is requested to be made by the Lender on the Conversion Date pursuant to Section 3.1 and the amortization period to be used to calculate the quarterly installments of principal pursuant to Section 3.3.

       Section 6. Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower to renew and extend the outstanding principal of the Revolving Credit Loan.

                         ARTICLE IV

                     Letters of Credit

       Section 1. Letters of Credit. Subject to the terms and conditions of this Agreement, the Lender agrees to issue one or more Letters of Credit for the account of the Borrower from time to time from the date hereof to and including the Maturity Date; provided, however, that the aggregate face amounts of all outstanding Letters of Credit issued hereunder shall not at any time exceed One Million and No/100 Dollars ($1,000,000.00). Each Letter of Credit shall have an expiration date not to exceed one (1) year, shall not have an expiration date beyond the Maturity Date, shall be payable in Dollars, shall have a minimum face amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00), must support a transaction that is entered into in the ordinary course of the Borrower's business, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documents and instruments (including, without limitation, the Lender's standard application for issuance of letters of credit as then in effect ["L/C Application"]) as the Lender may require (collectively, the "L/C Documents"). A copy of the form of L/C Application which is in effect as of the date hereof is attached hereto as Exhibit "F". However, the form of L/C Application may be changed by Lender from time to time without notice to Borrower.

       Section 2. Procedure for Issuing Letters of Credit. Each Letter of Credit shall be issued on at least five (5) Business Days prior notice from the Borrower to the Lender by means of a Letter of Credit Request Form describing the transaction proposed to be supported thereby and specifying (a) the requested date of issuance (which shall be a Business
   Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof).

       Section 3. Payments. All amounts paid by the Lender pursuant to any drawing under a Letter of Credit shall be paid and reimbursed by Borrower in accordance with the terms of the L/C Application executed in connection with such Letter of Credit and shall bear interest as provided in such L/C Application.

       Section 4. Letter of Credit Fee. The Borrower shall pay to the Lender a non-refundable letter of credit fee in an amount equal to the greater of three-quarters of one percent (.75%) per annum of the face amount of such Letter of Credit or $500 per annum, for the period during which such Letter of Credit will remain outstanding, based on a 360 day year and the actual number of days elapsed. Such letter of credit fee shall be payable quarterly in advance, commencing on the date of issuance of such Letter of Credit and on the first day of each January, April, July and October thereafter while such Letter of Credit is outstanding.

       Section 5. Letter of Credit Documents. Certain additional provisions regarding the obligations, liabilities, rights, remedies and agreements of the Borrower and the Lender relative to the Letters of Credit shall be set forth in the L/C Documents.

                         ARTICLE V

                          Payments

       Section 1. Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, not later than 11:00 a.m., Dallas, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion). Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

       Section 2. Prepayment. The Borrower may prepay the Advances in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid, provided that (a) Eurodollar Advances may be prepaid only on the last day of the Interest Period for such Advances, and (b) each partial prepayment shall be in the principal amount of $100,000 or an integral multiple thereof and shall be applied to installments of principal in inverse order of maturity.

                         ARTICLE VI

           Interest Provisions; Capital Adequacy

       Section 1. Computation of Interest. Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

       Section 2. Conversions and Continuations. Borrower shall have the right from time to time to convert all or part of one type of Advance into another type of Advance or to continue all or any part of any Eurodollar Advance by giving Lender written notice at least two (2) Business Days before such conversion or continuation specifying: (i) the conversion or continuation date, (ii) the amount of the Advance to be converted or continued, and (iii) in the case of a continuation of or conversion into a Eurodollar Advance, the duration of the Interest Period applicable thereto; provided, however, that (a) Eurodollar Advances may only be converted on the last day of the Interest Period, and (b) no conversions to Eurodollar Advances shall be made while a Default has occurred and is continuing. All notices given under this Section shall be irrevocable and shall be given not later than 11:00 a.m. Dallas, Texas time on the day which is not less than two (2) Business Days prior to the date of the requested conversion or continuation. If Borrower shall fail to give Lender the notice specified above for continuation or conversion of a Eurodollar Advance prior to the end of the Interest Period with respect thereto, such Eurodollar Advance shall automatically be converted into a Prime Rate Advance on the last day of the Interest Period for such Eurodollar Advance.

       Section 3.     Limitation on Eurodollar Advances.

       (a) Anything herein to the contrary notwithstanding, if with respect to any Eurodollar Advance for any Interest Period therefor, Lender reasonably and in good faith determines that:

                   (i) neither adequate nor reasonable means exist for ascertaining either LIBOR or IBOR for any Interest Period selected by Borrower, or it becomes impracticable for Lender to obtain funds (by selling to dealers corresponding Eurodollar funds) to make or maintain any Eurodollar Advance, or Lender shall have determined that neither LIBOR nor IBOR will adequately and fairly reflect the cost to Lender of making, maintaining or funding a Eurodollar Advance, then Lender shall promptly give notice to Borrower of such determination (a "Notice of Rate Adjustment"), and any such Advance shall thereupon be converted into a Prime Rate Advance; or

                  (ii) as a result of any Regulatory Change, it shall be or become unlawful or impossible to make, maintain or fund any Eurodollar Advance, Lender's obligation to make the affected Eurodollar Advance shall be automatically cancelled, and each affected Eurodollar Advance shall be automatically converted to a Prime Rate Advance.

       (b) Borrower shall pay to Lender in full, within ten (10) Business Days of each request by Lender, such amounts as Lender may determine to be necessary to compensate it for any costs incurred by Lender which Lender determines are attributable to its making or maintaining of any Eurodollar Advance, or any reduction in any amount receivable by Lender hereunder in respect of any such Advance (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change in law which:

                   (i) changes the basis of taxation of any amounts payable to Lender under this Agreement or any Note in respect of any of such Advance (other than taxes imposed on the overall net income of Lender);

                  (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender; or

                 (iii) imposes any other condition affecting this Agreement or any Note.

   Lender will give Borrower notice of any event occurring after the date of this Agreement which will entitle Lender to compensation pursuant to this Section promptly after it obtains knowledge thereof and determines to request such compensation. Lender shall be entitled to compensation under this Section only in respect of Additional Costs incurred after a period of thirty (30) days after such notice has been given to Borrower. Lender will furnish Borrower with a certificate setting forth the basis and the amount of each request of Lender for compensation under this Section. Determinations and allocations by the Lender for purposes of this Section of the effect of any Regulatory Change on its costs of maintaining its obligations to make Eurodollar Advances or on amounts receivable by it in respect of Eurodollar Advances, and of the additional amounts required to compensate Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

       Section 4. Capital Adequacy. If after the date hereof, the Lender shall have determined that the adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on the Lender's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten (10) Business Days after demand by the Lender, the Borrower shall pay to the Lender (or its parent) such additional amount or amounts as will compensate the Lender for such reduction. Lender will give Borrower notice of any event occurring after the date of this Agreement which will entitle Lender to compensation pursuant to this Section promptly after it obtains knowledge thereof and determines to request such compensation. Lender shall be entitled to compensation under this Section only in respect of reductions of rate of return for periods after a period of thirty (30) days after such notice has been given to Borrower. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis.
   In determining such amount or amounts, the Lender may use any reasonable averaging and attribution methods.

                        ARTICLE VII

                    Conditions Precedent

       Section 1. Initial Extension of Credit. The obligation of the Lender to make the initial Advance or issue the initial Letter of Credit is subject to the condition precedent that the Lender shall have received on or before the day of such Advance or Letter of Credit all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Lender:

             (a) Resolutions. Resolutions of the Board of Directors of the Borrower and each Guarantor, certified by the Secretary or an Assistant Secretary of such Person which authorize (i) the execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to be a party, and (ii) the execution, delivery, and performance by each Guarantor of the Guaranty and other Loan Documents to which such Guarantor is or is to be a party;

             (b) Incumbency Certificate. Certificates of incumbency certified by the Secretary or an Assistant Secretary of the Borrower and each Guarantor, respectively, certifying the names of
          (i) the officers of the Borrower authorized to sign this Agreement and each of the other Loan Documents to which the Borrower is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers, and (ii) the officers of each Guarantor authorized to sign the Guaranty and other Loan Documents to which such Guarantor is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

             (c) Articles of Incorporation. The articles of incorporation of the Borrower and each Guarantor certified by the Secretary of State of the state of incorporation of such Person and dated within ten (10) days prior to the date of the initial Advance or Letter of Credit;

             (d) Bylaws. The bylaws of the Borrower and each Guarantor certified by the Secretary or an Assistant Secretary of such Person;

             (e) Governmental Certificates. Certificates of the appropriate government officials of the respective states of incorporation of the Borrower and the Guarantors as to the existence and good standing of the Borrower and each Guarantor and certificates of the appropriate governmental officials of each state where Borrower or any Guarantor owns properties, conducts business or employs any Persons as to the qualification and good standing of Borrower and Guarantors, respectively, in such jurisdictions, each dated within ten (10) days prior to the date of the initial Advance or Letter of Credit;

             (f) Revolving Credit Note. The Revolving Credit Note executed by the Borrower;

             (g) Guaranties. The Guaranties executed by the respective Guarantors;

             (h) Lien Searches.  The results of current Uniform
          Commercial Code searches and tax and judgment lien searches showing all financing statements and other documents or instruments on file against the Borrower and the Guarantors in such jurisdictions as Lender shall deem necessary;

             (i) Opinion of Counsel. A favorable opinion of legal counsel to the Borrower and the Guarantors acceptable to Lender, as to the matters set forth in Exhibit "E-1" hereto, and such other matters as the Lender may reasonably request;

             (j) Facility Fee. Evidence that the facility fee required by Section 2.9 shall have been paid in full by the Borrower to the Lender;

             (k) Guaranty Fees. Evidence that the Borrower shall have agreed to pay to each Guarantor an annual guaranty fee in the amount determined by Borrower and such Guarantor as specified on
          Schedule 6 and shall have paid the guaranty fee for the first year of the term of the Commitment; and

             (l) Compliance Certificate. A certificate of the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Borrower, in the form of Exhibit "G" hereto.

       Section 2. All Extensions of Credit. The obligation of the Lender to make any Advance or issue any Letter of Credit (including the initial Advance and the initial Letter of Credit) is subject to the following additional conditions precedent:

             (a) Request for Advance or Letter of Credit. The Lender shall have received in accordance with Section 2.5 or 4.2, as the case may be, an Advance Request Form or Letter of Credit Request Form dated the date of such Advance or Letter of Credit and executed by an authorized officer of the Borrower;

             (b) No Default. No Default shall have occurred and be continuing, or would result from such Advance or Letter of Credit;

             (c) Representations and Warranties. All of the representations and warranties contained in Article VIII hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance or Letter of Credit with the same force and effect as if such representations and warranties had been made on and as of such date; and

             (d) L/C Documents. With respect to issuance of any Letters of Credit, Lender shall have received all applicable L/C Documents as required by Section 4.1, executed by Borrower.

       Section 3. Term Loan. The obligation of the Lender to make the Term Loan to the Borrower is subject to the conditions precedent contained in Section 7.2 and to the additional condition precedent that the Lender shall have received on or before the day of the making of the Term Loan all of the following, each dated (unless otherwise indicated) the day of the Term Loan, in form and substance satisfactory to the
   Lender:

             (a) Term Note.  The Term Note executed by the Borrower;

             (b) Resolutions. Resolutions of the Board of Directors of the Borrower certified by the Secretary or an Assistant Secretary of the Borrower which authorize the execution, delivery, and performance of the Term Note and all other Loan Documents delivered in connection with the Term Loan to which the Borrower is or is to be a party;

             (c) Incumbency Certificate. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower certifying the names of the officers of the Borrower authorized to sign the Term Note and all other Loan Documents delivered in connection with the Term Loan together with specimen signatures of such officers;

             (d) Certificate as to Corporate Documents. A certificate of the Secretary or an Assistant Secretary of the Borrower certifying as to the amendments, if any, to the articles of incorporation and the bylaws of the Borrower delivered pursuant to
          Section 7.1(c) and Section 7.1(d);

             (e) Articles of Incorporation. If the certificate delivered pursuant to Section 7.3(d) states that the articles of incorporation of the Borrower have been amended, the articles of incorporation of the Borrower certified by the Secretary of State of the Borrower's state of incorporation and dated within ten (10) days prior to the Conversion Date;

             (f) Governmental Certificates. Certificates of the appropriate governmental officials of the state of incorporation of the Borrower as to the existence and good standing of the Borrower, each dated within ten (10) days prior to the Conversion Date;

             (g) Guaranties. Such documents, certificates and information as Lender may reasonably request regarding the Guarantors or the Guaranties;

             (h) Lien Searches.  The results of updated Uniform
          Commercial Code searches and tax and judgment lien searches showing all financing statements and other documents or instruments on file against the Borrower and the Guarantors in such jurisdictions as Lender shall deem necessary; and

             (i) Opinion of Counsel. A favorable opinion of Jenkens & Gilchrist, or other legal counsel to the Borrower and the Guarantors acceptable to the Lender, as to the matters set forth in Exhibit "E-2" hereto and such other matters as the Lender may reasonably request.

                        ARTICLE VIII

               Representations and Warranties

       To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

       Section 1.     Corporate Existence.  The Borrower and each
   Subsidiary (a) is (i) a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or (ii) a partnership duly formed and validly existing under the laws of the jurisdiction of its formation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party. Each Guarantor has the power and authority to execute, deliver, and perform its obligations under the Guaranty and other Loan Documents to which it is or may become a party.

       Section 2. Financial Statements. The Borrower has delivered to the Lender audited consolidated financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 1992 and unaudited consolidated financial statements of the Borrower and its Subsidiaries for the six (6)-month period ended June 30, 1993. Such financial statements have been prepared in accordance with GAAP and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries since the effective date of the most recent financial statements referred to in this Section.

       Section 3. Corporate Action; No Breach. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party, the execution, delivery, and performance by each Guarantor of the Guaranty and other Loan Documents to which such Guarantor is or may become a party, and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate action on the part of the Borrower and all requisite corporate or partnership action on the part of each Guarantor and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws or partnership agreement of the Borrower or any of the Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary.

       Section 4. Operation of Business. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

       Section 5.     Litigation and Judgments.  Except as disclosed on
   Schedule 1 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary or the ability of the Borrower to pay and perform the Obligations. There are no outstanding judgments against the Borrower or any Subsidiary.

       Section 6. Rights in Properties; Liens. The Borrower and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 8.2, and none of the properties, assets, or leasehold interests of the Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 10.2.

       Section 7. Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, shall constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

       Section 8. Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or the validity or enforceability thereof.

       Section 9. Debt. The Borrower and its Subsidiaries have no Debt, except as disclosed on Schedule 2 hereto.

       Section 10. Taxes. The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

       Section 11. Use of Proceeds; Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

       Section 12. ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated.
   No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

       Section 13. Disclosure. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a material adverse effect, or which might in the future have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Lender.

       Section 14. Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 3 hereto, and Schedule 3 sets forth the jurisdiction of incorporation of each Subsidiary and the percentage of the Borrower's or any Subsidiary's ownership of the outstanding voting stock or partnership interests of each Subsidiary.

       Section 15. Compliance with Laws; Environmental Liabilities. Neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, including without limitation any Environmental Laws. Except as disclosed on Schedule 4 hereto, there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of its Subsidiaries that has given or could reasonably be expected to give rise to any Environmental Liabilities of the Borrower or any of the Subsidiaries, and no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or its Subsidiaries.

                         ARTICLE IX

                     Positive Covenants

       The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following positive covenants, unless the Lender shall otherwise consent in writing:

       Section 1. Reporting Requirements. The Borrower will furnish to the Lender:

             (a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1993, (i) a copy of the annual audited financial report of the Borrower and the Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by, and accompanied by the unqualified opinion of, independent certified public accountants of recognized standing acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP;

             (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, and within sixty (60) days after the end of the last quarter of each fiscal year of Borrower, a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer or treasurer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and the Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

             (c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in subsections 9.1(a) and 9.1(b), a certificate of the chief executive officer, the chief financial officer or the treasurer of the Borrower, in the form of Exhibit "G" hereto (i) stating that to the best of such officer's knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article XI;

             (d) Annual Budget. Concurrently with the delivery of the financial statements referred to in subsection 9.1(b) for the last quarter of each fiscal year of the Borrower, an annual budget for Borrower for the following fiscal year, in detail and format reasonably satisfactory to Lender;

             (e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or such Subsidiary;

             (f) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

             (g) Notice of Material Adverse Change. As soon as possible and in any event within five (5) days after Borrower obtains actual knowledge of the occurrence thereof, written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

             (h) Notice of Changes in Management. As soon as possible, prior written notice of any material change or changes in Borrower's management which Borrower anticipates that it will institute or experience; and as soon as possible and in any event within one (1) day after the occurrence thereof, written notice of any unanticipated material change or changes in Borrower's management; and

             (i) General Information. Promptly, such other information concerning the Borrower or any Subsidiary as the Lender may from time to time reasonably request.

       Section 2. Maintenance of Existence; Conduct of Business. The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate or partnership existence, as the case may be, and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.

       Section 3. Maintenance of Properties. The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

       Section 4. Taxes and Claims. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

       Section 5. Insurance. The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Subsidiaries operate. Without in any way limiting the foregoing, the Borrower will maintain and cause each Subsidiary to maintain workers' compensation insurance (except as expressly provided in this Section), property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Lender. Notwithstanding the foregoing, Borrower shall be permitted to take either of the following courses of action in lieu of maintaining workers' compensation insurance, provided that such course of action complies with the requirements set forth in the first sentence of this Section and is selected by Borrower in the exercise of prudent business judgment:

             (a) maintain an alternative risk management plan which is determined and established in accordance with prudent business practices and provides for such employee benefits as are usual and customary for corporations engaged in businesses similar to the business of Borrower and the Subsidiaries which have elected not to maintain workers' compensation insurance coverage, provided that Borrower shall retain an independent, qualified and knowledgeable consultant at least annually to consult with and assist Borrower in determining the employee benefits which should be included in a prudent and customary alternative risk management plan for Borrower and the Subsidiaries; or

             (b) self-insure as permitted by the Texas Workers'
          Compensation Act, provided that Borrower complies with all applicable requirements and provisions of the Texas Workers' Compensation Act, including without limitation Art. 8308-3.51 through Art. 8308-3.70 thereof.

       Section 6. Inspection Rights. With reasonable notification and from time to time, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Lender to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

       Section 7. Keeping Books and Records. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

       Section 8. Compliance with Laws and Agreements. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator and all agreements, contracts, and instruments binding on it or affecting its properties or business.

       Section 9. Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents.

       Section 10. ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

                         ARTICLE X

                     Negative Covenants

       The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following negative covenants, unless the Lender shall otherwise consent in writing:

       Section 1. Debt. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Funded Debt, except:

             (a) Funded Debt to the Lender; and

             (b) Existing Funded Debt described on Schedule 2 hereto.

       Section 2. Limitation on Liens. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

             (a) Liens disclosed on Schedule 5 hereto, provided that all Liens in favor of Bank One, Texas, N.A. or its predecessors shall be released upon the initial Advance hereunder, and evidence of such releases shall be provided to Lender within thirty (30) days after such initial Advance is made;

             (b) Liens in favor of the Lender;

             (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

             (d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

             (e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business; and

             (f) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business.

       Section 3. Mergers, Etc. Except as expressly provided in this Section, the Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or form any Subsidiary, or wind-up, dissolve, or liquidate. Notwithstanding the foregoing, Borrower shall be permitted to (a) form a corporation (the "General Partner") to serve as general partner of a Delaware limited partnership (the "Limited Partnership"), (b) form a corporation (the "Limited Partner") to serve as limited partner of the Limited Partnership, and (c) form the Limited Partnership, provided that:

                   (i) The Borrower shall own one hundred percent (100%) of the issued and outstanding capital stock of the General Partner and the Limited Partner;

                  (ii) The General Partner and the Limited Partner shall own one hundred percent (100%) of the partnership interests of the Limited Partnership;

                 (iii) The Limited Partner shall own no property or assets other than its limited partnership interest in the Limited Partnership and cash and investments in an amount not to exceed $1,000;

                  (iv) Concurrently with such formation, the Borrower shall deliver, or cause to be delivered, to the Lender the following:
           (1) a Guaranty executed by the General Partner, (2) a Guaranty executed by the Limited Partnership, (3) evidence that Borrower has agreed to pay to each of the General Partner and the Limited Partnership an annual guaranty fee, in an amount determined by Borrower, the General Partner and the Limited Partnership in the manner specified on Schedule 6, and that the first annual portion of such guaranty fee has been paid by the Borrower to each of the General Partner and the Limited Partnership, (4) an amendment to this Agreement, in form and substance satisfactory to the Lender, amending Schedule 3 hereto to add the Limited Partner, the General Partner and the Limited Partnership thereto and amending Schedule 6 to add the General Partner and the Limited Partnership thereto, (5) such corporate and partnership documents and certificates as the Lender may reasonably request, and (6) an opinion of Jenkens & Gilchrist, or other legal counsel acceptable to Lender, as to such matters as the Lender may reasonably request; and

                   (v) No Default or Event of Default shall have occurred and be continuing.

       Section 4. Restricted Payments. Except as expressly provided in this Section, the Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or permit any of its Subsidiaries to purchase or otherwise acquire any capital stock of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock. Notwithstanding the foregoing, Borrower shall be permitted to (a) receive shares of its capital stock tendered by optionees under Borrower's employee stock option plans and employee stock bonus plans existing on the date hereof, or hereafter established in the ordinary course of Borrower's business, in payment of the exercise price for additional shares purchased by such optionees under such plans, and (b) receive shares of its capital stock tendered by recipients of stock under Borrower's employee stock bonus plans existing on the date hereof, or hereafter established in the ordinary course of Borrower's business, to Borrower for payment of withholding taxes associated with the stock received by such recipient under such plan.

       Section 5. Loans and Investments. The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to any Person, except those which are made in the ordinary course of business and are not prohibited by
   Section 10.6.

       Section 6. Transactions With Affiliates. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary. Further, the Borrower will not, and will not permit any Subsidiary which is a Guarantor to, sell, lease, assign, transfer or convey any of its properties or assets, or advance any funds, to any Subsidiary or other Affiliate which is not a Guarantor.

       Section 7. Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except dispositions which are made in the ordinary course of business and are not prohibited by Section 10.6.

       Section 8. Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged as of the date hereof.

       Section 9. Environmental Protection. Except in the ordinary course of business of Borrower and the Subsidiaries and in compliance with Environmental Laws, the Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, or (c) conduct any activity that is likely to cause a release or threatened release of any Hazardous Material. The Borrower will not, and will not permit any of its Subsidiaries to, conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

       Section 10. Accounting. The Borrower will not, and will not permit any of its Subsidiaries to, (a) change its fiscal year, unless Borrower shall have given Lender prior notice of such change, or (b) make any material change (i) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (ii) in tax reporting treatment, except as required by law and disclosed to the Lender.

                         ARTICLE XI

                    Financial Covenants

       The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will observe and perform the following financial covenants, unless the Lender shall otherwise consent in writing:

       Section 1. Current Ratio. The Borrower will at all times maintain a Current Ratio of not less than .50 to 1.0.

       Section 2. Coverage Ratio. The Borrower will at all times maintain a Coverage Ratio of not less than 1.5 to 1.0 for each twelve
   (12) month period ending on the last day of a fiscal quarter of Borrower.

                        ARTICLE XII

                          Default

       Section 1. Events of Default. Each of the following shall be deemed an "Event of Default":

             (a) The Borrower shall fail to pay when due the Obligations or any part thereof.

             (b) Any representation or warranty made or deemed made by the Borrower (or any of its respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

             (c) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than Borrower's agreement to pay the Obligations when due) and such failure shall have continued for a period of thirty (30) days.

             (d) The Borrower or any Subsidiary shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

             (e) An involuntary proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of ninety (90) days.

             (f) Any attachment or sequestration, or any similar proceeding or proceedings to seize or impose a Lien upon any assets or properties of the Borrower or any Subsidiary, involving an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall have been commenced against any assets or properties of the Borrower or any Subsidiary and shall not have been discharged within a period of thirty (30) days after the commencement thereof.

             (g) A final judgment or judgments for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate shall be rendered by a court or courts against the Borrower, any of its Subsidiaries, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or the relevant Subsidiary shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

             (h) The Borrower or any Subsidiary shall fail to pay when due after any applicable grace period (not to exceed 30 days) any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

             (i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents.

             (j) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under
          Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed Two Hundred Fifty Thousand Dollars ($250,000) and such event or condition shall have continued for a period of thirty (30) days.

             (k) The Borrower, any of its Subsidiaries, or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

       Section 2. Changes in Management. In the event the Borrower institutes or experiences any material change or changes in its management, the Lender may without notice terminate the Commitment. Without in any way limiting the foregoing, a material change in management shall be deemed to have occurred if there is any change of the Borrower's chief executive officer or chief financial officer.

       Section 3. Remedies Upon Default. If any Event of Default shall occur and be continuing, the Lender may without notice terminate the Commitment and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under
   Section 12.1(d) or Section 12.1(e), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

       Section 4. Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower whether or not the Obligations are then due. As further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of the Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender's right of setoff and as further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

       Section 5. Performance by the Lender. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Lender, promptly pay any reasonable amount expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

                        ARTICLE XIII

                       Miscellaneous

       Section 1. Expenses. The Borrower hereby agrees to pay on demand: (a) all reasonable costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel for the Lender, (b) all reasonable costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel for the Lender, and (c) all other reasonable costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document.

       Section 2. Indemnification. Borrower agrees to indemnify, defend and hold Lender, its directors, officers and employees (collectively, "Indemnified Parties") harmless from and against any loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys' fees and amounts paid in settlement) to which the Indemnified Parties may become subject arising out of this Agreement, other than those which arise by reason of the gross negligence or willful misconduct of Lender.

       Section 3. Limitation of Liability. Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

       Section 4. No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

       Section 5. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

       Section 6. Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 13.1, and 13.2 shall survive repayment of the Notes and termination of the Commitment and the Letters of Credit.

       Section 7. ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which the Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

       Section 8.     Maximum Interest Rate.  No provision of this
   Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event the Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lender shall, to the extent permitted by applicable law,
   (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

       Section 9. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which Borrower is a party shall be given or made by telecopy, or in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to Lender pursuant to Articles II, III and IV shall not be effective until received by Lender.

       Section 10. Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas.

       Section 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       Section 12. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

       Section 13. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

       Section 14. Non-Application of Chapter 15 of Texas Credit Code. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

       Section 15. Participations. The Lender shall have the right at any time and from time to time to grant participations in the Notes and any other Loan Documents, provided that Lender shall have given Borrower notice of such participation and Borrower shall have consented thereto, which consent shall not be unreasonably withheld. Each actual or proposed participant shall be entitled to receive from Lender, at any time before or after such notice to Borrower, all information received by the Lender regarding the Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant is subject to the circular or not).

       Section 16. Construction. The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower and the Lender.



       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                          BORROWER:

                          EL CHICO RESTAURANTS, INC.



                          By: /s/Lawrence E. White
                              -----------------------
                              Lawrence E. White
                              Executive Vice President
                              and Chief Financial Officer


                          By: /s/John A. Cuellar
                              -----------------------

                             John A. Cuellar
                             Senior Vice President
                             and General Counsel

                          Address for Notices:

                          12200 Stemmons Freeway, Suite 100
                          Dallas, Texas 75234

                          Fax No.:        (214)888-8198
                          Telephone No.:
                           (214)241-5500

                          Attention:
                           Lawrence E. White

                          LENDER:

                          TEXAS COMMERCE BANK, NATIONAL
                          ASSOCIATION



                          By: /s/R. Britt Langford
                              -----------------------
                              R. Britt Langford
                              Senior Vice President


                          Address for Notices:

                          2200 Ross Avenue
                          Post Office Box 660197
                          Dallas, Texas  75201-0197

                          Fax No.:        (214) 922-2798
                          Telephone No.:
                           (214) 922-2335

                          Attention:
                           R. Britt Langford




092093sdm1
ELCH T2408-16800

                              INDEX TO EXHIBITS




   Exhibit     Description of Exhibit                     Section
   "A"   Revolving Credit Note                               2.2
   "B"   Term Note                                           3.2
   "C-1" Advance Request Form (Revolving Credit Loan)        2.5
   "C-2" Advance Request Form (Term Loan)                    3.5
   "D"   Letter of Credit Request Form                       4.2
   "E-1" Opinion of Counsel (Revolving Credit Loan)          7.1(i)
   "E-2" Opinion of Counsel (Term Loan)                      7.3(i)
   "F"   L/C Application                                     4.1
   "G"   Compliance Certificate                              9.1(c)
   "H"   Guaranty                                            1.1


                            INDEX TO SCHEDULES
   Schedule       Description of Schedule                Section
   1     Existing Litigation                                 8.5
   2     Existing Debt                                       8.9
   3     List of Subsidiaries                                8.14
   4     Environmental Matters                               8.15
   5     Existing Liens                                     10.2
   6     Guarantors                                          1.1